UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[    ] Preliminary Proxy Statement

[    ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ x ] Definitive Proxy Statement

[    ] Definitive Additional Materials

[    ] Soliciting Material Pursuant to Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.) Title of each class of securities to which transaction applies:

2.) Aggregate number of securities to which transaction applies:

3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (set forth the amount on which the filing fee is calculated and state how it was determined):

4.) Proposed maximum aggregate value of transaction:

5.) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

1.) Amount previously paid:

2.) Form, Schedule or Registration Statement No.:

3.) Filing Party:

4.) Date Filed:

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

March 6, 2009

Dear Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2009 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 21, 2009, at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804. The formal notice of the annual meeting appears on the next page.

At the annual meeting, you will be asked to:

1.	Elect six Class 1 directors, each to serve a three-year term;

2.	Ratify the appointment of Horne, LLP as the independent registered public accountants for 2009.

3.	Transact such other business as may properly come before the annual meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

This year, we have taken advantage of the Securities and Exchange Commission’s rules allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this process expedites shareholders’ receipt of proxy materials and also reduces the cost and environmental impact of our annual meeting. On March 6, 2009, we posted on our Internet website, http://www.cfpproxy.com/5439, a copy of our 2009 proxy statement, proxy card, 2008 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2008 and mailed to our institutional shareholders who own our stock directly in their name a Notice containing instructions on how to access those documents and vote online. On the same day, the accompanying proxy statement and proxy card were mailed to our shareholders who are individuals and own our stock directly in their own name.

Any shareholder who received paper copies of this year’s proxy statement, proxy card, summary annual report and annual report will continue to receive these materials by mail. The proxy statement contains instructions on how you can (1) receive a paper copy of these materials, if you only received a Notice by mail, or (2) elect to receive these materials over the Internet, if you received them by mail this year.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice and on the proxy card.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,

/s/ E. Robinson McGraw

E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on April 21, 2009:

Renasant’s 2009 proxy statement, proxy card, 2008 Summary Annual Report and Annual Report on

Form 10-K for the year ended December 31, 2008 are available at http//www.cfpproxy.com/5439

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:30 p.m., Central time, on Tuesday, April 21, 2009.

PLACE	Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804

ITEMS OF BUSINESS	1. To elect six Class 1 directors who will each serve a three-year term expiring in 2012.

2. To ratify the appointment of Horne, LLP as the independent registered public accountants for 2009.

3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 25, 2009.

ANNUAL REPORT

If you have received a paper copy of the proxy statement and proxy card, our 2008 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2008, which are not part of the proxy solicitation material, are also enclosed. These documents are also accessible on our Internet website, http://www.cfpproxy.com/5439.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card; the Notice has instructions regarding voting over the Internet. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

/s/ E. Robinson McGraw

E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Tupelo, Mississippi

March 6, 2009

RENASANT CORPORATION

PROXY STATEMENT

ii

RENASANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 21, 2009

This proxy statement is furnished to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders to be held at 1:30 p.m., Central time, on Tuesday, April 21, 2009, at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804, as well as in connection with any adjournments or postponements of the meeting. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us,” or “the Company,” and Renasant Bank is referred to as “the Bank.”

As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card, our 2008 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2008 available to our shareholders electronically via the Internet. On March 6, 2009, we posted these materials on our Internet website, http://www.cfpproxy.com/5439, and mailed to our institutional shareholders who own our stock in their name, a Notice containing instructions on how to access those documents and vote online. On the same date, this proxy statement, our proxy card and our 2008 Summary Annual Report and Annual Report on Form 10-K for the year ended December 31, 2008 were mailed to our shareholders who are individuals and own our stock in their own name.

The Notice instructs you on how to access and review all of the important information contained in the proxy statement, summary annual report and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice. If you received a paper copy of the proxy card and other proxy materials and would like to receive these materials over the Internet in the future, you should follow the instructions on the proxy card for requesting electronic delivery of our proxy materials.

VOTING YOUR SHARES

Who is soliciting proxies from the shareholders?

Our board of directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.

What will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

1.	The election of six Class 1 directors, who are to serve until the expiration of their respective three-year terms or until their successors are elected and qualified; and

2.	The ratification of the appointment of Horne, LLP as our independent registered public accountants for 2009.

Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.

Who bears the cost of proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to Registrar and Transfer Company to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. Our directors, officers and employees do not receive separate compensation for these services. We will also, in accordance with the regulations of the SEC, reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?

Our board of directors has fixed the close of business on Wednesday, February 25, 2009, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 25, 2009, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 75,000,000 shares authorized, of which 21,067,539 shares were outstanding.

You can vote either in person at the annual meeting (if you, rather than your broker, are the record holder of our stock) or by proxy, whether or not you attend the annual meeting. You may vote your shares by proxy via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the proxy card, and instructions regarding voting over the Internet are contained on the Notice.

How many votes must be present to hold the annual meeting?

A “quorum” must be present to hold our annual meeting. A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held.

What is the required vote on each proposal?

Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes.

The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of Horne, LLP as our independent registered public accountants.

How will the proxy be voted, and how are votes counted?

If you vote by proxy (either by properly completing and returning a paper proxy card or voting by telephone or through the Internet), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees George H. Booth, II, Frank B. Brooks, Albert J. Dale, III, John T. Foy, T. Michael Glenn, and Jack C. Johnson as Class 1 directors.

2.	“FOR” the ratification of the appointment of Horne, LLP as our independent registered public accountants for 2009.

If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The election of directors and ratification of independent registered public accountants are generally considered routine matters for broker voting purposes.

Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

How are shares in our 401(k) plan voted?

If you are an employee of Renasant or the Bank and participate in our 401(k) plan, you can vote the number of shares of common stock equal to your units in the Renasant stock fund and shares allocated for your benefit under the ESOP portion of the plan, each determined as of the close of business on February 25, 2009. As of February 25, 2009, our 401(k) plan held an aggregate of 850,037 shares, or 4.03%, of our common stock. The trustee of the 401(k) plan, the Bank, acts as a proxy and actually votes the shares. If you do not send instructions within the time required, your shares or share equivalents will not be voted.

Can a proxy be revoked?

Yes.    You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Secretary before the annual meeting, (2) by granting a subsequent proxy either by telephone or through the Internet or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

As of February 25, 2009, we had approximately 7,100 shareholders of record. The following table sets forth information regarding the beneficial ownership of our common stock as of February 25, 2009, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, and is based upon the number of shares of our common stock issued and outstanding as of February 25, 2009, which was 21,067,539 shares.

Name and Address	Number of Shares Beneficially Owned	Percent Of Class
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,364,321(1)	6.48%

Barclays Global Investors, NA Barclays Global Fund Advisors, LLC 400 Howard Street San Francisco, California 94105	1,076,117(2)	5.11%

(1)

The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2008. Of the 1,364,321 shares Dimensional owns, it has sole voting power with respect to 1,312,757 shares and sole dispositive power with respect to all of the shares it owns. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G, although no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.

(2)

The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors, LLC (“Barclays Advisors”) and certain of their affiliates reporting beneficial ownership as of December 31, 2008. Of the 1,076,117 shares of our common stock covered by the Schedule 13G, Barclays Investors owns 532,256 shares. It has sole voting power with respect to 430,793 shares and sole dispositive power with respect to all of the shares it owns. The remaining 543,861 shares are owned by Barclays Advisors. Barclays Advisors has sole voting and sole dispositive power with respect to all of such shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

How much stock is beneficially owned by our directors and executive officers?

The following table includes information about the common stock owned by our directors, nominees and executive officers, as of February 25, 2009, including their name, position and the number of shares beneficially owned. All of the persons listed in the table below under the heading “Directors and Nominees” currently serve as a director of the Company. Larry Mathews, who is a “named executive officer” for purposes of this proxy statement, terminated his employment with the Company on February 11, 2009. Since he is no longer our employee, we have omitted information about Mr. Mathews’ ownership of our common stock from the table below.

Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:
William M. Beasley	50,073		—	12,108	(1)	62,181	*
George H. Booth, II	22,512		—	—		22,512	*
Frank B. Brooks	34,390		—	—		34,390	*
Francis J. Cianciola	18,786	(2)	20,250	—		39,036	*
John M. Creekmore	9,268		—	704	(3)	9,972	*
Albert J. Dale, III	61,758	(4)	—	—		61,758	*
Marshall H. Dickerson	8,235	(5)	—	—		8,235	*
John T. Foy	16,407		—	—		16,407	*
T. Michael Glenn	5,710		—	—		5,710	*
Richard L. Heyer, Jr.	10,062		—	3,048	(6)	13,110	*
Neal A. Holland, Jr.	57,298		—	160,697	(7)	217,995	1.03%
Harold B. Jeffreys	166,183	(8)	—	—		166,183	*
Jack C. Johnson	31,322		—	14,949	(9)	46,271	*
J. Niles McNeel	38,408		—	2,912	(10)	41,320	*
Theodore S. Moll	17,000		—	3,150	(11)	20,150	*
Michael D. Shmerling	139,834	(12)	—	1,519	(12)	141,353	*
H. Joe Trulove	41,173		—	—		41,173	*
J. Larry Young	9,683		—	612	(13)	10,295	*

Named Executive Officers:
E. Robinson McGraw	65,505	(14)	157,500	642	(14)	223,647	1.06%
Stuart R. Johnson	29,309	(15)	46,500	—		75,809	*
C. Mitchell Waycaster	17,393	(16)	46,500	—		63,893	*
R. Rick Hart	53,075	(17)	37,072	—		90,147	*

Other Executive Officers	109,513		179,125	2,854		291,492	1.38%
All directors, nominees and executive officers as a group (28 persons total)	1,012,897		486,947	203,195		1,703,039	8.08%

*	Less than 1% of the outstanding common stock, based on 21,067,539 shares of our common stock issued and outstanding as of February 25, 2009.

(1)	Consists of 12,108 shares held by Mr. Beasley’s spouse.
(2)

Mr. Cianciola is also one of our executive officers. Includes an aggregate of 6,793 shares that are allocated to his accounts under our 401(k) plan, over which Mr. Cianciola has voting power, and 1,500 shares representing a target award of restricted stock under our 2001 Long-Term Incentive Plan, or LTIP, with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2009 performance.

(3)	Consists of 704 shares held by Mr. Creekmore’s children.
(4)	Of the shares owned by Mr. Dale, 29,053 shares are pledged as collateral for a loan.
(5)	Of the 8,235 shares owned by Mr. Dickerson, 3,655 shares are pledged as collateral for a loan.
(6)	Consists of 1,476 shares held by Dr. Heyer’s spouse, 450 held in his children’s name of which he serves as custodian and 1,122 shares held in a trust account for his children.
(7)

Consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, and 152,146 shares held by a family limited partnership, Holland Holdings, LP. Of the 160,697 shares listed, 49,918 shares are pledged as collateral for a loan.

(8)	Mr. Jeffreys will resign from the board of directors effective as of the date of the annual meeting. Of the shares owned by Mr. Jeffreys, 109,000 shares are pledged as collateral for a loan.
(9)

Consists of 6,217 shares held by Germantown Home Builders, Inc. Retirement Plan, for which Mr. Johnson serves as Trustee, and 8,732 shares held by Mr. Johnson’s spouse. Mr. Johnson disclaims beneficial ownership of the shares held by Germantown Home Builders, Inc. Retirement Plan.

(10)	Consists of 2,912 shares held by Mr. McNeel’s spouse.
(11)	Consists of 3,150 shares held by Mr. Moll’s children, for which Mr. Moll serves as custodian.
(12)	The 139,834 shares listed as directly owned are pledged as collateral for a loan. Mr. Shmerling’s other ownership includes 1,519 shares held by his children.
(13)	Consists of 612 shares held by Mr. Young’s spouse.
(14)

Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 18,074 shares that are allocated to his accounts under our 401(k) plan, over which Mr. McGraw has voting power, and 7,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2009 performance. His other ownership consists of 642 shares held by his son, for which he serves as custodian. Of the shares owned by Mr. McGraw, 17,483 shares are pledged as collateral for a loan.

(15)

Direct ownership consists of an aggregate of 25,030 shares allocated to Mr. Johnson’s accounts under our 401(k) plan, over which he has voting power, and 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2009 performance.

(16)

Includes an aggregate of 11,576 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, and 2,250 shares representing a target award of restricted stock under the LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2009 performance.

(17)

Mr. Hart is also a member of our board of directors. Direct ownership includes 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2009 performance. Of the shares listed as directly owned, 35,939 shares are pledged as collateral for a loan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the reports on Forms 3, 4 and 5 furnished to us, or written representations from reporting persons that no Form 5 filing was required, we believe that during 2008 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that one report covering one transaction for Mr. Livingston was inadvertently filed late.

BOARD OF DIRECTORS

How many directors serve on the board, and who are the current directors?

Effective as of the annual meeting, a total of 19 directors serve on our board. There are three classes of directors. Assuming that all of our nominees for director are elected, after the annual meeting there will be six directors in Class 1, six directors in Class 2 and seven directors in Class 3. The current term of office for our Class 1 directors expires at the 2009 annual meeting, while the current term of office for our Class 2 directors expires at the 2010 annual meeting, and the current term of office for our Class 3 directors expires at the 2011 annual meeting. All of our directors also presently serve on the board of directors of the Bank.

Harold B. Jeffreys, who is not listed below, serves as a Class 1 director. Mr. Jeffreys has declined to stand for reelection as a director and will retire from the board of directors effective as of the 2009 annual meeting.

Our directors are:

Name	Age	Class	Experience

George H. Booth, II Director since 1994	54	1

Mr. Booth is co-owner of Tupelo Hardware Company, a closely held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth has served as president of Tupelo Hardware Company since 2000.

Frank B. Brooks Director since 1989	65	1	Mr. Brooks has been a cotton farmer since 1959 and has served as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.

Albert J. Dale, III Director since 2007	58	1

Mr. Dale has served as president of Dale, Inc., since 1985. Dale, Inc., a company located in Nashville, Tennessee, is a specialty contractor and an authorized distributor of custom building products. He was appointed as a director upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July, 2007.

John T. Foy Director since 2004	61	1

Mr. Foy is retired. From February, 2004 until February, 2008 he served as president and chief operating officer of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries are engaged in the manufacture of upholstered and wooden furniture.

T. Michael Glenn Director since 2008	53	1

Mr. Glenn has been the executive vice president of market development and corporate communications for FedEx Corporation since 1998. He also serves as president and chief executive officer of FedEx Services, a subsidiary of FedEx Corporation. From June, 1994 to January, 1998, he served as senior vice president, marketing and corporate communications, for FedEx. Mr. Glenn is also a director for Pentair, Inc.

Jack C. Johnson Director since 2004	66	1

Mr. Johnson has served as president of Germantown Home Builders, Inc., located in Germantown, Tennessee, since 1974. Since March, 2001, he has also served as the chief manager of Colonnade, LLC, a company engaged in the leasing of storage and office space in Memphis, Tennessee. Mr. Johnson was appointed as a director upon the completion of our acquisition of Renasant Bancshares, Inc. in 2004.

Name	Age	Class	Experience

Francis J. Cianciola Director since 2004	58	2

Mr. Cianciola has served as an Executive Vice President of the Company since 2004 and has served as Chairman of the Tennessee Division and as President of the Bank’s West Tennessee Division since 2007. Mr. Cianciola served as President of the Tennessee Division of the Bank from 2004 to 2007. Prior to our acquisition of Renasant Bancshares, Inc. in July, 2004, Mr. Cianciola served as president, chief executive officer and vice chairman of the board of directors of Renasant Bancshares, Inc. and as president, chief executive officer and chairman of the board of directors of Renasant Bank of Tennessee. Mr. Cianciola was appointed as a director upon the completion of our acquisition of Renasant Bancshares, Inc.

John M. Creekmore Director since 1997	53	2	Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.

Neal A. Holland, Jr. Director since 2005	52	2

Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the owner and president of Cedar Ridge Golf Course, Inc. Mr. Holland was appointed as a director upon the completion of our acquisition of Heritage Financial Holding Corporation.

E. Robinson McGraw Director since 2000	62	2

Mr. McGraw has served as our and the Bank’s President and Chief Executive Officer since 2000. Since June, 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President of the Bank prior to becoming our Chief Executive Officer.

Theodore S. Moll Director since 2002	66	2	Mr. Moll has been with MTD Products, a company primarily engaged in the production of outdoor power equipment, since 1965. Mr. Moll presently serves as chairman of its board of directors.

J. Larry Young Director since 1982	70	2

Mr. Young has been employed as a part-time pharmacist with Fred’s Pharmacy in Pontotoc, Mississippi, since 1998. Prior to 1998, Mr. Young was a pharmacist for and a partner in Ramsey-Young Pharmacy. He has also served as vice chairman and lead director of our board of directors since June, 2005.

William M. Beasley Director since 1989	57	3	Mr. Beasley has engaged in the practice of law as a partner of the law firm of Phelps Dunbar LLP since 1999 and has practiced law since 1975.

Marshall H. Dickerson Director since 1996	59	3	Mr. Dickerson has been the owner and manager of Dickerson Furniture Company, a company primarily engaged in retail home furnishings, since 1978.

R. Rick Hart Director since 2007	60	3

Mr. Hart has served as an Executive Vice President of the Company and President of the Tennessee Division and Middle Tennessee Division of the Bank since July, 2007. Prior to our acquisition of Capital, Mr. Hart served as chairman, president, chief executive officer and organizer of Capital Bank & Trust Company, in Nashville, Tennessee since 1994. Mr. Hart was appointed as a director upon the completion of our acquisition of Capital.

Richard L. Heyer, Jr. Director since 2002	52	3	Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989.

J. Niles McNeel Director since 1999	62	3	Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.

Name	Age	Class	Experience

Michael D. Shmerling Director since 2007	53	3

Mr. Shmerling has served as chairman and chief executive officer of Choice Food Group, a manufacturer and distributor of food products, since July, 2007. Mr. Shmerling served as a senior advisor to Kroll, Inc., a risk consulting company, from August, 2005 to June, 2007 and an executive vice president of Kroll, Inc. from August, 2000 to June, 2005. Mr. Shmerling was appointed as a director upon the completion of our acquisition of Capital. Mr. Shmerling is also a director for Healthstream, Inc.

H. Joe Trulove Director since 1999	71	3

Mr. Trulove is presently a partner of Landmark Enterprises, a company primarily engaged in real estate and investments. Mr. Trulove has been chairman of the board of directors of Rose Hill Manufacturing Company, a company primarily engaged in the manufacture of upholstered furniture, since 2002. Prior to 2001, Mr. Trulove was senior vice president of York Casket Company, a company primarily engaged in the manufacture of caskets.

Who are the presiding and lead directors?

E. Robinson McGraw is the presiding director and serves as chairman of the board of the Company and the Bank. In addition, the members of the board who meet the definition of “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules selected J. Larry Young as “lead director.” Among other duties, which are described in full in our Bylaws, the lead director acts as the chairman of executive sessions of the board of directors.

Are the directors independent?

Our board has determined that each of William M. Beasley, George H. Booth, II, Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Marshall H. Dickerson, John T. Foy, T. Michael Glenn, Richard L. Heyer, Jr., Neal A. Holland, Jr., Jack C. Johnson, J. Niles McNeel, Theodore S. Moll, Michael D. Shmerling, H. Joe Trulove and J. Larry Young is an “independent director” as defined under Rule 4200(a) (15) of the Nasdaq Marketplace Rules. Harold B. Jeffreys, who will not stand for reelection at the 2009 annual meeting, is also an “independent director.” Finally, John W. Smith, who resigned from the board as of the 2008 annual meeting, was also an “independent director.”

The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In particular, the board noted that we and the Bank employed Phelps Dunbar LLP, a law firm of which William M. Beasley is a partner, to provide advice in various legal areas, including employee benefits and general corporate law. The Bank also employed the Creekmore Law Office, owned by John M. Creekmore, as local counsel for its community bank at Amory, Mississippi. The Bank employed McNeel and Ballard, a law firm of which J. Niles McNeel is a partner, as local counsel for its community bank at Louisville, Mississippi. Finally, the Bank leased a property in Nashville, Tennessee from a general partnership in which Michael D. Shmerling, is a partner. The leased expired in January, 2009. The board determined that none of these relationships affected the status of the relevant director as an “independent director.”

We are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.

How are directors compensated?

The compensation committee recommends the compensation for our non-employee directors; our board of directors adopts or modifies the recommendation. During 2008 each non-employee director was paid a cash retainer of $22,500, which was prorated and paid monthly. The lead director was paid an additional $6,500 in addition to the annual fee. The chairman of the audit committee was paid $1,000, while the other members of the audit committee were paid $500 for each audit committee meeting attended in 2008. Except for audit committee meetings, non-

employee directors were paid $350 for each committee meeting attended. We also pay our directors fees for service on our state bank boards. During 2008, each of our directors who served on one of our state bank boards was paid a cash retainer of $6,000, which was prorated and paid monthly. Each chairman of a state bank board was paid an additional $250 each month. Each non-employee director was paid a $250 fee for attendance at quarterly state bank board meetings and a $200 fee for attendance at state bank board committee meetings. We expect to pay our non-employee directors similar fees in 2009, although we have reduced the amount of the fees payable for service on state bank boards. Directors who are also our employees receive no additional compensation for their service as directors, but they are reimbursed for any direct expenses incurred to attend our meetings.

During 2008, the Bank maintained two types of deferred compensation plans in which our non-employee directors were eligible to participate. Under one plan, deferred retainer and fees are deemed invested in units representing shares of our common stock and credited with dividend equivalent units as and when we pay dividends. Under the other plan, deferred retainer and fees are notionally invested in accordance with the instructions of each participating director. Investment alternatives offered under the plan include, among others, a notional investment based upon the Moody’s Average Corporate Bond Rate, or the Moody’s Rate, which was a weighted average interest rate of 6.56% in 2008. For deferrals made before 1989, a participating director may also direct the notional investment of such amounts in interest credited at 130% of the Moody’s Rate, which was a weighted average interest rate of 8.53% in 2008. Amounts held under either plan are payable when a director ceases to serve as a member of the board or attains a specified age.

Our directors may elect coverage under the Bank’s group medical and dental plans for themselves and their eligible dependents. Directors pay for coverage at the premium rates charged, from time to time, to active employees of the Company and the Bank. The Bank also provides term life and accidental death and dismemberment insurance to our directors, each with a face amount equal to $10,000.

The following table summarizes the compensation paid to our non-employee directors during the 2008 fiscal year:

Director Compensation for 2008

Name	Fees Earned or Paid in Cash(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
William M. Beasley	$ 28,800	$ —	$ 10,316	$ 39,116
George H. Booth, II	28,100	1,672	10,316	40,088
Frank B. Brooks	41,500	2,090	3,342	46,932
John M. Creekmore	30,550	1,349	2,997	34,896
Albert J. Dale, III	65,100	5,676	4,617	75,393
Marshall H. Dickerson	35,850	1,113	10,316	47,279
John T. Foy	32,550	—	5,121	37,671
T. Michael Glenn	26,725	—	19	26,744
Richard L. Heyer, Jr.	26,000	773	25	26,798
Neal A. Holland, Jr.	46,500	—	25	46,525
Harold B. Jeffreys	53,900	—	5,639	59,539
Jack C. Johnson	61,550	230	5,639	67,419
J. Niles McNeel	28,100	—	10,316	38,416
Theodore S. Moll	31,650	646	25	32,321
Michael D. Shmerling	53,700	—	9,812	63,512
John Smith	12,500	—	1,707	14,207
H. Joe Trulove	31,250	—	5,121	36,371
J. Larry Young	41,650	6,016	5,639	53,305

(1)	Includes amounts voluntarily deferred to either of our deferred compensation plans.
(2)

Includes above-market earnings on deferred retainer and fees. Earnings are considered above-market if the interest rate earned on deferred amounts exceeded 120% of the applicable federal long-term rate.

(3)	Includes the portion of medical and dental plan premiums paid by us and term life and accidental death and dismemberment premiums in the amount of $25 for each director.

How many meetings did the board hold during 2008?

Our board held six meetings during 2008. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The Bank’s board met six times during 2008. The members of the board who are “independent directors” under Nasdaq Rule 4200(a)(15) met in executive session 6 times during 2008.

We do not have a policy requiring director attendance at our annual meeting. At our 2008 annual meeting, all current directors were in attendance. We expect our entire board to be in attendance at this year’s annual meeting.

What committees has the board established?

The board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of the audit committee and the nominating and governance committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below under the question “Who is responsible for determining executive compensation?”

As noted above, Mr. Jeffreys will not stand for reelection at the 2009 annual meeting. At that time, he will also resign from the respective committees on which he serves.

Who serves on the audit committee, and what are its responsibilities?

Frank B. Brooks, Marshall H. Dickerson, John T. Foy, Harold B. Jeffreys, Theodore S. Moll and J. Larry Young are the members of the audit committee. The board has determined that each member of the audit committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and that each meets the criteria for independence in Rule 10A-3 of the Exchange Act. The board has determined that Theodore S. Moll qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the “financial sophistication” requirements under Rule 4350(d) of the Nasdaq Marketplace Rules. During 2008, the audit committee held 12 meetings.

The audit committee has adopted a written charter, which was most recently amended and restated on June 17, 2005. A copy of the restated charter is available at www.renasant.com, by clicking on “Corporate Governance”, and then “Board of Directors”, and then “Audit Committee”.

The audit committee reviews our financial reporting process on behalf of the board of directors. The audit committee’s duties and responsibilities include the following:

•	Appointing, compensating and overseeing our independent registered public accountants;
•	Monitoring the integrity of our financial reporting process and system of internal controls;
•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;
•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•	Providing an avenue of communication among our independent registered public accountants, management, the internal auditing department, and the board of directors; and
•

Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Who serves on the nominating and governance committee, and what are its responsibilities?

The nominating and governance committee interviews, evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. The members of the nominating and governance committee are John M. Creekmore, Marshall H. Dickerson, Neal A. Holland, Jr., Jack C. Johnson, Theodore S. Moll, Michael D. Shmerling and J. Larry Young. Each of the current members of the nominating and governance committee is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. During 2008, the nominating and governance committee held 3 meetings.

The nominating and governance committee has adopted a written charter, which was most recently amended and restated on February 21, 2006. A copy of this charter is available at www.renasant.com, by clicking on “Corporate Governance”, and then “Board of Directors”, and then “Nominating and Governance Committee”.

The nominating and governance committee evaluates potential new directors based upon the needs of the board and the Company. The committee uses the same criteria to assess a candidate for director, whether nominated by the committee itself or by a shareholder. The criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 4200(a)(15) of the Nasdaq Marketplace Rules and SEC rules and regulations;
•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;
•	Familiarity with and participation in the local community;
•	Prominence and reputation in his or her profession;
•	Record of honest and ethical conduct, personal integrity and independent judgment;
•	Ability to represent the interests of our shareholders; and
•	Ability to devote time to the board of directors and to enhance their knowledge of our industry.

Usually, nominees for election to the board are proposed by members of the board. The nominating and governance committee also considers candidates that shareholders recommend. Your recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804. The committee will only consider shareholder-recommended candidates who meet the eligibility requirements for directors included in our Bylaws and who are independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Your recommendations must be submitted to us no earlier than December 22, 2009, and no later than January 21, 2010, for consideration as a possible nominee for election to the board at our 2010 annual meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, as amended, a copy of which is available upon request. Among other things, however, your notice must set forth as to each nominee:

•	The reason for making such nomination;
•

All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) was the registrant;

•

All information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholders’ notice must also set forth the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives), and economic interest in our stock (such as rights to dividends) and proxies to vote our stock held by such shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by such shareholder. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an annual shareholders meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to such beneficial owner.

How does the board respond to shareholder questions?

The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate shareholder communications with the board.

Shareholders can send communications to the board by contacting our Director of Investor Relations in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804; Attention: Director of Investor Relations;
•	By e-mail to MWaycaster@renasant.com; or
•	By phone at (662) 680-1215.

If you request information or ask questions that can more efficiently be addressed by management, the Director of Investor Relations will respond to your questions. The Director of Investor Relations will forward to the audit committee any communication concerning employee fraud or accounting matters. The Director of Investor Relations will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.

Are directors and other officers indebted to the Bank?

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. In the opinion of the board of directors, these transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

Are there any other related party transactions?

The Bank employs the son of R. Rick Hart, our executive vice president, a member of our board of directors and the president of the Tennessee Division of the Bank, as a vice president. Mr. Hart’s son was an employee of Capital prior to the merger and continues to work in the same capacity at our branch located in Nashville, Tennessee, and his salary is consistent with the salary paid to similarly-situated employees of the Bank.

As noted above, on February 11, 2009, Larry R. Mathews, our executive vice president, resigned. Our separation agreement with Mr. Mathews is described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

What are our policies and procedures for the review, approval and ratification of related party transactions?

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com under “Code of Ethics.”

The entire board of directors is responsible for reviewing and approving or ratifying all material transactions between us and our subsidiaries with any related party. When the board reviews, approves or ratifies related party transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related parties include any of our directors or executive officers, and their immediate family members. The types of transactions that must be reviewed and approved include extensions of credit and other business relationships.

To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their immediate family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee. Other than our Code of Ethics, our related party transaction policy is not in writing.

Are there any legal proceedings involving a director and Renasant or the Bank?

We are not aware of any current legal proceedings involving any of our directors and either the Bank or us.

EXECUTIVE OFFICERS

Who are our executive officers?

The names, ages, positions and business experience of our principal executive officers, except for Mr. McGraw, Mr. Cianciola and Mr. Hart, are listed below. Because they are also members of our board, information about Mr. McGraw, Mr. Cianciola and Mr. Hart appeared previously under the heading “Board of Directors.” With the exception of Mr. McGraw, Mr. Cianciola and Mr. Hart, each of whom is a party to an employment agreement, all of our executive officers are appointed annually by the board of directors and serve at the discretion of the board. Mr. Cianciola’s employment agreement will expire on June 30, 2009, and we expect that he will serve at the discretion of the board after the expiration of his agreement.

Larry R. Mathews, who is not described below, served as our executive vice president until his resignation, which was effective February 11, 2009.

Name	Age	Position

J. Scott Cochran	45

Our Executive Vice President and President of the Mississippi Division of the Bank since April 2007; he served as Administrative Officer of the Bank’s Corporate Banking Division from March, 2005 to April, 2007. Prior to March, 2005, he served as Senior Commercial Lending Officer.

Stephen M. Corban	53

Our Executive Vice President and General Counsel since July, 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July, 2003. Mr. Corban was a partner in the law firm Mitchell, Voge, Corban, and Hendrix LLP, from 1998 until June, 2003.

James W. Gray	52

Our Executive Vice President since February, 2003; he has also served as Senior Executive Vice President of the Bank since April, 1996. Mr. Gray has served as Strategic Planning Director of the Bank since November, 2000. He was Chief Operations Officer of the Bank from November, 1998, until October, 2000.

Stuart R. Johnson	55	Our Executive Vice President since February, 2003. Mr. Johnson has served as Senior Executive Vice President, Chief Financial Officer, and Cashier of the Bank since April, 1996.

Harold H. Livingston	60

Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Officer of the Bank since January, 2002. Mr. Livingston served as Senior Vice President of the Bank from 1983 until January, 2002.

Name	Age	Position

Michael D. Ross	44

Our Executive Vice President and President of the Alabama Division of the Bank since September, 2007. Mr. Ross was executive vice president for Commercial Banking and Sales for Regions Bank in Birmingham, Alabama. Prior to his service at Regions, Mr. Ross was with SouthTrust Corporation of Birmingham, Alabama in various leadership positions for over 15 years.

Claude H. Springfield, III	61

Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Policy Officer of the Bank since October, 2000. Mr. Springfield served as Executive Vice President of the Bank from 1993 until September, 2000.

C. Mitchell Waycaster	50

Our Executive Vice President since April, 2005, and the Senior Executive Vice President and Chief Administrative Officer of the Bank since April, 2007. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January, 2005 to April, 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December, 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, describes the Company’s compensation program for our named executive officers, or NEOs. Our NEOs are Mr. McGraw, Mr. Johnson, Mr. Hart, Mr. Waycaster and Mr. Mathews. The amount of compensation we paid to our executives during 2008 determines who is treated as a NEO for that year.

As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive compensation program, including making recommendations to the board about the compensation of our named executive officers. Except as may be limited by applicable law, stock exchange rules and its charter, the compensation committee may delegate its authority to the extent it deems necessary or appropriate. Responsibility for the ministerial or day to day administration of our executive compensation program has been delegated to officers of the Bank.

Who is responsible for determining executive compensation?

The compensation committee recommends to our board the amount and type of compensation for our named executive officers and our directors, but the members of our board who are “independent directors,” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules, finally determine the compensation that is payable to our NEOs. The committee consists of Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Harold B. Jeffreys, J. Larry Young, and J. Niles McNeel, who is the chairman. Each member of the compensation committee is an “independent director”. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions; it was last revised in December, 2006. The charter is available at www.renasant.com, by clicking on “Corporate Governance”, and then “Board of Directors”, and then “Compensation Committee”.

The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The committee met a total of six times during 2008.

The compensation committee usually determines its recommendations for our named executive officers’ base and equity compensation for the year at a meeting in December of the previous year or at its January meeting in the new year. At this December meeting, the committee evaluates the performance of our NEOs during the past year and then determines its recommendations for base salaries and individual grants of stock options and awards of restricted stock for the upcoming year. Recommendations for grants and awards for our 2008 fiscal year were made at the committee’s December, 2007 meeting; similar recommendations for our 2009 fiscal year were made at the committee’s January, 2009 meeting. In each case, the committee’s decisions were approved by the independent directors of the board at its January meeting. In addition, at this meeting, the committee determines the amount of our NEOs’ annual cash bonuses for the year about to conclude and, to the extent any equity compensation for that year was contingent on the attainment of performance goals, determines whether and to what extent the goals have been satisfied.

Role of Our Officers. Our executive officers compile and provide information, make recommendations, and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and option grants and restricted stock awards for key executive officers, other than our chief executive officer;
•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and
•

Providing information and data to the committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his option holdings, (4) information about equity compensation plan dilution, (5) quantification of all forms of compensation payable to our executives, and (6) peer group compensation and performance data.

Our executive officers may attend the meetings at the request of the committee, except that Mr. McGraw is not present during the deliberations of his compensation. A portion of each of the six meetings held during 2008 was an executive session during which none of our executive officers was present.

Using Compensation Consultants. The compensation committee may engage compensation consultants to assist it in determining the amount and/or form of executive compensation. The committee did not retain consultants in 2008, but it did rely on recommendations made to it by Mercer Human Resources Consulting in 2007 regarding our compensation structure.

What are the objectives of our compensation program?

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including the named executive officers;
•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and
•	To align each executive’s interests with the creation of shareholder value.

What are the specific elements of the compensation program, and what are they intended to address and reward?

Our compensation program includes five elements:

•

Base salary: This element is intended to directly reflect an executive’s job responsibilities and his value to the Company; we also use this element to attract and retain our executives and, to some extent, acknowledge each executive’s individual efforts in furthering our strategic goals.

•

Annual short-term cash incentives: The annual cash bonus is one of the performance-based elements of our compensation; it is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance.

•

Equity-based incentives: Grants of stock options and awards of restricted stock are the most important methods we use to align the interests of our named executive officers with the interests of our shareholders, and they are another element of performance-based compensation, both long-term (stock options) and short-term (restricted stock).

•

Perquisites, welfare benefits and retirement plans: These benefits and plans are intended to attract and retain qualified executives, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings; to a limited degree these programs tend to reward long-term service or loyalty to the Company.

•

Change in control arrangements: These arrangements provide a form of severance that is payable in connection with a change in control of the Company. They are primarily intended to align the interests of our executives with our shareholders by providing a secure financial transition in the event of termination in connection with or following a change in control.

Do we “benchmark” total compensation or any element of compensation?

No. We do not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. We do review information about compensation practices at similar companies to maintain our compensation at competitive and responsible levels. The peer group we used for these limited purposes in 2008 included 18 publicly-traded financial institutions located primarily throughout the southeastern United States. The following table provides information about the demographics of this peer group:

Demographic	Range	Median
Total assets	$2.3 billion – $7.7 billion	$2.5 billion
Market value of stock	$.3 billion – $1.4 billion	.5 billion
Net income	$19 million – $102 million	33 million

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount of each element of our compensation program. Instead, the committee evaluates the total compensation paid to each executive and makes individual compensation recommendations that provide for significant exposure to equity, an appropriate mix of short-term and long-term rewards and a substantial performance-based component. In determining the amount of total compensation to be paid in the form of equity or cash, the committee considers with respect to each executive (1) amounts accumulated and payable in cash from our retirement plans, (2) amounts to be paid as severance under employment or similar agreements, and (3) current holdings of our common stock. The committee has not otherwise adopted specific stock ownership or holding guidelines that would affect its recommendations.

For the 2008 fiscal year, an average of 12.55% of our NEO’s aggregate total compensation was paid in the form of equity, as stock options. This percentage was smaller than the percentage of equity compensation paid in prior fiscal years because awards of performance-based restricted stock did not vest and were forfeited.

What percentage of our named executive officers’ total compensation was subject to the attainment of performance goals?

Cash bonuses and restricted stock awards are subject to performance goals. The following table illustrates the percentages of each NEO’s total compensation that was subject to performance based objectives for the 2008 fiscal year and is subject to performance based objectives for the 2009 fiscal year. For both years, the percentages in the table are based on the target level of performance.

	Total Performance Pay as a Percentage of Total Compensation
Named Executive Officer	2008 Fiscal Year	2009 Fiscal Year
E. Robinson McGraw	38.05%	38.79%
Stuart R. Johnson	22.70%	23.01%
R. Rick Hart	13.59%	13.53%
C. Mitchell Waycaster	25.24%	25.51%
Larry R. Mathews	23.29%	N/A

The performance objectives for our 2008 fiscal year were not attained. As such, the cash bonuses were not awarded and the restricted stock awards were forfeited.

How is base salary determined and adjusted?

Considerations. Unless subject to an employment or similar agreement, the committee reviews and recommends the adjustment of base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	Individual, Company, Bank and division performance, measured against quantitative and qualitative goals;
•	Duties and responsibilities; and
•	Compensation paid by our peer group.

2008 Fiscal Year Decisions. The 2008 base salary of our named executive officers is included in the Summary Compensation Table that follows this section. For 2008, base salaries increased on average by $12,490, or 3.98%, over base salaries paid in 2007. The primary factors evaluated by the committee in connection with these increases were (1) our growth in earnings, loans and deposits during 2007, (2) each executive’s scope of responsibility, including the market share and assets under management of the division supervised by such executive, and (3) to a lesser extent, compensation levels at companies in our peer group. Mr. Hart’s employment agreement requires that he receive annually a 5% increase in his base compensation.

2009 Fiscal Year Decisions. Based upon the recommendations of senior management, base salaries for our NEOs were not increased for 2009, and Mr. Hart has agreed to waive the 5% increase in his base salary that is otherwise required under the terms of his employment agreement. As a result, the following base salaries for 2009 are the same as the base salaries paid during the Company’s 2008 fiscal year:

Named Executive Officer	2009 Base Salary

E. Robinson McGraw	$ 410,000
Stuart R. Johnson	250,000
R. Rick Hart	355,950
C. Mitchell Waycaster	258,000
Larry R. Mathews	239,000

How is the annual cash bonus determined?

Considerations. Our annual bonus is made through our Performance Based Rewards Plan, under which annual cash bonuses may be paid to all of our executives. Each year, the annual bonus for our named executive officers is determined using the following process:

•

Before or at the beginning of each fiscal year, the committee (1) determines the performance goals for the year, which may relate to our performance, Bank or division performance, the performance of each executive, or a combination thereof, (2) sets threshold, target and superior levels of performance, and (3) determines bonus amounts, expressed as a percentage of base compensation, payable upon the attainment of each performance level.

•

At the end of each fiscal year, the committee determines actual performance and the amount of the bonus payable to each executive. If actual performance falls between performance levels, the committee prorates the amount of the incentive to reflect partial performance. No incentive is paid if threshold levels are not attained.

After the determination of the bonus amount, the committee may, in its discretion, adjust the amount to ensure that it accurately reflects performance, although it has not yet elected to do so.

2008 Fiscal Year Decisions. For our 2008 fiscal year, the threshold performance levels set by the committee were not met. Reflecting the economic downturn affecting the United States, our diluted earnings per share decreased 30.5%, and our net revenue per share decreased 1.5%. As such, our NEOs did not receive cash bonuses. The performance goals below were adopted by the committee to reflect performance at threshold, target and superior levels for our 2008 fiscal year, which it believed were measures likely to result in enhanced long-term shareholder value:

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level

Growth in diluted earnings per share	60% of incentive	3.05% growth	6.10% growth	9.15% growth
Growth in net revenue per share	40% of incentive	8.09% growth	11.32% growth	14.56% growth

As a percentage of each executive’s base salary, the committee also determined that the following amounts would be paid for performance at the designated threshold, target, and superior levels:

Named Executive Officer	Threshold Performance Level	Target Performance Level	Superior Performance Level

E. Robinson McGraw	32.5% of base salary	65% of base salary	130% of base salary
Each of the other NEOs	15% of base salary	30% of base salary	60% of base salary

2009 Fiscal Year Decisions. For the 2009 fiscal year, performance goals and their respective weights are again based upon growth in diluted earnings per share and growth in net revenue per share, although the growth percentages at the threshold, target and superior levels have been adjusted to reflect our expected 2009 performance. The percentage of each executive’s base salary payable in the form of a cash incentive is the same as for the 2008 fiscal year.

How is equity compensation determined and paid?

Considerations. Equity compensation is granted or awarded under our LTIP, our 2001 Long-Term Incentive Plan, in the form of stock options and restricted stock. The committee uses equity compensation to create both short-term and long-term incentives that align the interests of our executives with the interests of our shareholders. The committee uses restricted stock to provide immediate alignment of executive and shareholder interests. We believe this alignment occurs because our executives become shareholders from the date of award and thus immediately benefit from increases in our stock price. The committee uses options to incent longer-term performance because options have value only to the extent our share price increases over time.

In determining the amount of any grant or award, the committee considers the following criteria as to each named executive officer:

•	The position, responsibility and prior performance of each executive;
•	The executive’s ability to affect corporate performance;
•	The value of grants or awards in relation to other elements of total compensation; and
•	The number of shares of our common stock that he owns, whether directly or beneficially.

The committee’s practice is to recommend grants or awards in January of each fiscal year, or at the end of the immediately preceding fiscal year, irrespective of whether or not we are in possession of material non-public information at that time. Ordinarily, our board reviews the recommendations and makes the final grants and awards early in the fiscal year. The committee believes that the practice of making grants and awards about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants and restricted stock awards to take advantage of non-public information. We do not backdate options or grant options retroactively.

Options. The exercise price for stock options is fair market value, that is, the closing market price of our common stock on the date of the grant as quoted on The NASDAQ Global Select Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the board otherwise provides, options vest and become exercisable in equal installments over a three-year period, and lapse ten years after the grant date. The vesting of options is accelerated and an executive’s options remain exercisable for not less than six months following a change in control of the Company.

Restricted Stock. Unless the board otherwise provides, restricted stock awards to our named executives are subject to a one-year service vesting requirement and the attainment of performance goals during the service period.

Shares are awarded in increasing amounts for threshold, target and superior performance, using the same performance goals applicable to our annual cash bonus. Shares in the target amount are issued at the beginning of each fiscal year. The issued shares may not be sold, pledged or otherwise transferred until the end of the fiscal year. The target shares are subject to forfeiture if threshold performance goals or the service condition is not satisfied; the number of target shares may be increased or decreased at the end of the fiscal year for actual performance in relation to the target level. The target shares vest, free of restrictions, in the event of a change in control of the Company. Recipients of restricted stock awards are entitled to dividend and voting rights with respect to the target shares during the service vesting period.

2008 Fiscal Year Decisions. The Summary Compensation Table and the Grants of Plan Based Awards table, which follow this discussion, each provide specific information about the options granted and restricted stock awarded for the 2008 fiscal year and the number of shares of restricted stock issuable in the event of threshold, target or superior performance.

The 2008 performance criteria applicable to the restricted stock awards were the same as the performance criteria applicable to our annual cash bonuses, which are summarized above. During our 2008 fiscal year, the threshold level of performance was not attained. As a result, our NEOs forfeited the restricted stock awarded to them for our 2008 fiscal year.

2009 Fiscal Year Decisions. For 2009, the committee granted to our named executive officers an aggregate of 52,500 stock options and awarded to them an aggregate of 14,250 shares of restricted stock at the target level. The 2009 performance criteria applicable to restricted stock awards are the same as the performance criteria applicable to our annual cash bonuses, which are summarized above.

How are perquisites, welfare and retirement plans integrated into our compensation program?

Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance or use of a company-owned automobile. Although these perquisites involve incidental personal value, we believe both are necessary to advance our business purposes. The compensation committee annually reviews the level of perquisites that our named executive officers receive to ensure that the amount of perquisites remains at a reasonable level.

Under Mr. Hart’s employment agreement, he is entitled to receive retention payments in the aggregate amount of $759,600. Payments are made in four annual installments, provided Mr. Hart is employed on each payment date. Payment of the retention amount will be accelerated in the event of Mr. Hart’s death, disability or involuntary termination of employment without cause or constructive termination. The first installment in the amount of $204,900 was paid to Mr. Hart as of February 15, 2008.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory.

Retirement Benefits. We offer our eligible employees, including our named executive officers, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 4% of compensation deferred, and we contribute 5% of each eligible employee’s plan compensation and an additional 5% of plan compensation in excess of the Social Security wage base, subject to certain limits imposed under the plan and applicable law. Our contributions are subject to the completion of a six-year incremental vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2008 fiscal year.

We also sponsor a noncontributory tax-qualified defined benefit or pension plan. Prospective benefit accruals under the plan ceased as of December 31, 1996. Mr. McGraw, Mr. Johnson and Mr. Waycaster have vested benefits accrued under the plan. Mr. Hart is not eligible to and does not participate in the plan, and Mr. Mathews did not participate in the plan prior to his resignation. Vested plan benefits are paid monthly at either early or normal retirement. Mr. McGraw and Mr. Johnson have satisfied the age and service conditions for early retirement because they have attained age 55 and are credited with at least 15 years of service. The Pension Benefits table following this section illustrates the value of benefits accrued under the plan.

We also maintain two voluntary deferred compensation arrangements for our executives. The Nonqualified Deferred Compensation Table that follows this section reflects deferrals under both of these plans made during our 2008 fiscal year.

One plan invests deferred amounts in units representing shares of our common stock and provides for dividend equivalent credits as and when dividends are paid on our shares. Our executives can elect to defer all of their cash compensation to this plan, subject to the reservation of an amount necessary to satisfy applicable withholding obligations, any deferrals under our 401(k) plan, and insurance premiums and similar payroll deductions. Account balances are distributed in the form of shares of our common stock following termination of employment.

Under the other plan, deferred amounts are notionally invested in accordance with the instructions of each participating executive from among designated investment alternatives, including an interest rate investment that is credited at 100% of the Moody’s Rate, which was a weighted average interest rate of 6.56% for 2008. The Moody’s interest rate investment was the only investment alternative selected by our NEOs for 2008 deferrals. Amounts deferred before 1989 can remain invested in a notional interest rate investment credited at 130% of the Moody’s Rate, which was a weighted average interest rate of 8.53% for 2008. Each year, the administrator of the plan determines the types and amount of compensation subject to deferral; during 2008, a maximum of 20% of base compensation was eligible. Benefits are paid upon termination of employment in an amount equal to each participant’s account balance. Participants in the plan as of December 31, 2006, including Mr. McGraw, Mr. Johnson, and Mr. Waycaster, may receive a preretirement death benefit greater than their account balances.

Finally, in connection with our acquisition of Capital, we assumed two arrangements that benefit only Mr. Hart:

•

Two supplemental executive retirement plans, or the SERPs, which provide for the payment of 15 equal annual installments upon his retirement at age 65 or death. Mr. Hart has accrued and is vested in an annual benefit in the amount of $87,638. The maximum aggregate annual benefit payable from the SERPs is $155,000, in which Mr. Hart will accrue and be vested upon his death, attainment of age 65 or his involuntary termination of employment without cause, constructive termination or in the event of a change in control.

•	A death benefit in the amount of $65,454, which is funded and payable through a split dollar life insurance arrangement.

Have we entered into employment, severance, change in control or other agreements with our named executive officers?

Yes. We have entered into employment agreements with Mr. McGraw and Mr. Hart. Mr. Johnson and Mr. Waycaster are covered by our Severance Pay Plan, and we are party to change in control agreements with them. These individuals are our most senior executives and play an integral role in our success. We believe these agreements operate to create a retention device and to ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of Renasant to a third party. Prior to his resignation, we were also party to an employment agreement with Mr. Mathews, which included change in control provisions. As a result of his resignation, our obligations under the agreement have been extinguished.

None of our change in control provisions provides for a payment solely on account of the occurrence of a change, except to accelerate the vesting of outstanding grants and awards under our LTIP. Cash payments are made only if an executive is terminated under specified circumstances (for example, no payment is required if an executive is terminated for cause or dies or becomes disabled) and within a specified time period after the change in control. We believe that these “double-triggers” help lessen the personal concerns that may arise in the context of a change in control, while preventing our executives from receiving a windfall solely because a change in control has occurred.

Effective as of January 1, 2009, we amended and restated our change in control agreements with Mr. Johnson and Mr. Waycaster. The agreements now provide for an initial one-year term, with automatic one-year renewal terms thereafter, unless we notify the executive of our intention not to renew the agreement at least 60 days prior to the end of any term. These new agreements also bind Mr. Johnson and Mr. Waycaster to certain non-

competition and non-solicitation covenants and limit the use of our confidential information. A footnote to the Termination and Change in Control Payments table in the “Potential Payments Upon Termination or Change in Control” section below describes the payments that would be due to Mr. Johnson and Mr. Waycaster under the new agreements.

Finally, effective as of January 1, 2009, we adopted a Severance Pay Plan that provides severance benefits to officers and employees who are designated by the board. A participant can receive a maximum of 26 weeks of base salary upon involuntary termination of employment, other than for cause. Actual payment is based upon the participant’s number of years of service at the time of termination. The plan also provides that if, within two years following a change in control, a participant is terminated without cause or terminates employment for good reason, he is entitled to severance equal to 26 weeks of base salary. Participants are also entitled to COBRA continuation premiums. All benefits under the Severance Pay Plan are contingent on the execution of a general release in favor of the Company and the Bank. Also, if a participant is party to an employment or similar agreement with us when he is terminated, he is not eligible to receive severance benefits under the plan.

Mr. Johnson and Mr. Waycaster are participants in the Severance Pay Plan. A footnote to the Termination and Change in Control Payments table in the “Potential Payments Upon Termination or Change in Control” section below describes the payments that would be due to Mr. Johnson and Mr. Waycaster under the Severance Pay Plan. Since they are parties to separate change in control agreements, they are not eligible to receive similar benefits under the severance plan.

How do tax, accounting and other statutes or regulations affect the compensation paid to our named executive officers?

Section 162(m). Section 162(m) of the Code limits to $1 million in any tax year the deduction a company may claim for compensation paid to each of its chief executive and four other highest paid officers. For purposes of calculating the $1 million limit, compensation made subject to certain performance-based conditions is excluded. Our base salary and annual cash bonuses are subject to the Section 162(m) limit. Options granted under our LTIP have been granted at fair market value and are intended to be performance-based compensation that is not subject to the limit. Restricted stock is also intended to qualify as performance-based compensation that is not subject to the limit. Because our compensation structure includes a significant amount of performance-based compensation, the committee intends that all amounts paid to our NEOs will be fully deductible, but the committee and the board have reserved the flexibility to award compensation that may exceed the limitation.

Other Statutes, Regulations and Authorities. Section 409A of the Code and the regulations and guidance promulgated thereunder established new rules governing the taxation of deferred compensation. The rules are generally applicable as of January 1, 2005, and apply to our deferred compensation plans, the SERPs, and certain payments and benefits under our employment and change in control agreements. We have operated our deferred compensation plans and arrangements in a manner intended to be in good faith compliance with the provisions of Section 409A, and we have amended our affected agreements and plans.

In January 2006, we adopted the provisions of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (“Statement 123R”). Statement 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under Statement 123R, we are required to recognize compensation expense for all share-based payments to our employees, including our named executive officers. We have recognized compensation expense on our share-based payments since 2002 when we adopted the provisions of FASB Statement 123, “Accounting for Stock-Based Compensation.” Thus, our adoption of Statement 123R has not materially affected compensation-related decisions.

Finally, we elected not to participate in the U.S. Treasury Department’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program, or “TARP”. Accordingly, our executives are not subject to the executive compensation limitations imposed upon participants in the Capital Purchase Program.

What are the compensation committee’s conclusions with respect to the 2008 fiscal year?

The compensation committee has concluded that the compensation paid to our NEOs for our 2008 fiscal year was reasonable and was not excessive. This conclusion is based, in substantial part, upon the performance based aspects of our compensation. A substantial portion of our NEO’s total compensation was subject to the attainment of certain performance goals in which the committee believed would enhance long-term shareholder value. Because our results for the 2008 fiscal year did not satisfy even the threshold levels of performance, our NEO’s did not receive an annual cash bonus, and they forfeited the performance-based restricted stock awarded to them. The committee has determined that this outcome indicates that its compensation package appropriately aligns our NEO’s compensation with the overall performance of the Company.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Niles McNeel, Chairman	Albert J. Dale, III
Frank B. Brooks	John M. Creekmore
J. Larry Young	Harold B. Jeffreys

March 3, 2009

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during 2008 were Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, J. Larry Young, Harold B. Jeffreys and J. Niles McNeel. There are no members of the compensation committee who were officers or employees of Renasant or any of our subsidiaries during 2008 or were formerly officers of Renasant.

COMPENSATION TABLES

Compensation Summary. The following table provides information concerning the total compensation earned or paid to our named executive officers for services rendered to us or the Bank during the 2008 fiscal year.

Summary Compensation Table

(2008 Fiscal Year)

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Grants(3)	Non- Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(5)	All Other Compen- sation		Total
E. Robinson McGraw Principal Executive Officer	2008 2007 2006	$410,000 385,000 370,000	— — —	— 91,890 188,050	$124,125 158,175 111,300	$ — 76,360 315,109	$ 39,986 3,846 1,435	$75,066 72,079 64,368	(6)	$649,177 787,350 1,050,262
Stuart R. Johnson Principal Financial Officer	2008 2007 2006	250,000 240,000 230,000	— — —	— 18,378 37,610	41,375 53,625 38,368	— 21,528 88,505	19,472 1,082 538	34,532 32,559 30,688	(7)	345,379 367,172 425,709
R. Rick Hart Executive Vice President	2008 2007 2006	355,950 169,500 —	204,900 — —	— — —	58,476 25,913 —	— 30,510 —	184,290 83,200 —	43,743 808,204 —	(8) (8)	847,359 1,117,327 —
C. Mitchell Waycaster Executive Vice President	2008 2007 2006	258,000 247,500 225,000	— — —	— 27,567 54,803	41,375 53,625 38,368	— 23,441 81,902	10,889 106 —	36,558 35,301 33,418	(9)	346,822 387,540 433,491
Larry R. Mathews Executive Vice President	2008 2007 2006	239,000 239,000 239,000	— — —	— 27,567 43,619	41,375 34,725 11,645	— 21,577 63,329	— — —	42,955 42,688 41,613	(10)	323,330 365,557 399,206

(1)	Includes amounts deferred under our deferred compensation plans.
(2)

We do not pay discretionary bonuses; annual cash bonuses are awarded under our Performance Based Rewards Plan and are included in the “Non-Equity Incentive Plan Compensation” column. The payment to Mr. Hart represents the 2008 installment of his retention bonus.

(3)

The dollar amount of restricted stock awards is calculated in accordance with Statement 123R and reflects the market value of our common stock on the date of initial award, which was $17.63 per share for 2008 awards. Our NEOs forfeited their 2008 awards because applicable threshold performance levels were not met. The dollar amount of stock option grants reflects expense recorded in 2008 with respect to options granted in 2008, 2007 and 2006 calculated using the Black-Scholes model. Please refer to Note K, “Employee Benefits and Deferred Compensation,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2008 for details regarding the fair value and the assumptions used to derive the fair value of our restricted stock and stock options.

(4)

Reflects annual cash bonuses payable under our Performance Based Rewards Plan, all or a portion of which may be deferred under our deferred compensation plans. No cash bonuses were paid to our NEOs in 2008.

(5)

The listed amounts reflect above-market earnings on amounts deferred under our deferred compensation plans. Earnings are considered above market if the interest rate earned on the deferred fees exceeded 120% of the applicable federal long-term rate. Above-market earnings in 2008 were $6,291, $3,388, $2,678 and $564 for Mr. McGraw, Mr. Johnson, Mr. Hart and Mr. Waycaster, respectively. For Mr. McGraw, Mr. Johnson and Mr. Waycaster, the amount listed in the table for 2008 also includes the change in the present value of his benefit under our pension plan, which was $33,695, $16,084, and $10,325, respectively. For Mr. Hart, the amount listed in the table also includes $181,612, the change in the present value of the accumulated benefit under the SERPs for 2008.

(6)

Consists of term life and disability insurance premiums of $8,362, Company credits to a deferred compensation plan of $5,794, dividends on restricted stock of $5,100, an allowance for the use of an automobile of $21,296, country club dues of $7,414, and Company contributions to our 401(k) plan in the amount of $27,100.

(7)

Consists of term life and disability insurance premiums of $3,552, dividends on restricted stock of $1,020, country club dues of $2,860, and Company contributions to our 401(k) plan in the amount of $27,100.

(8)

For 2008, the amount consists of term life and disability insurance premiums of $5,591, auto allowance of $2,688, country club dues of $7,344, dividends on restricted stock of $1,020, and Company contributions to the 401(k) plan in the amount of $27,100. For 2007, the amount includes a payment in the amount of $775,281, which was provided in connection with our acquisition of Capital and Capital Bank.

(9)

Consists of term life and disability insurance premiums of $2,123, dividends on restricted stock of $1,530, country club dues of $5,805, and Company contributions to our 401(k) plan in the amount of $27,100.

(10)

Consists of term life and disability insurance premiums of $3,661, dividends on restricted stock of $1,020, country club dues of $5,364 auto allowance of $5,810 and Company contributions to our 401(k) plan in the amount of $27,100.

Plan Grants and Awards. The following table includes information about performance levels for annual cash bonuses payable under our Performance Based Rewards Plan, our non-equity incentive plan, and option grants and restricted stock awards made under our LTIP, our equity incentive plan. In 2008, payouts under our non-equity and equity incentive plans were contingent upon growth in diluted earnings per share and net revenue. For the 2008 fiscal year, our diluted earnings per share decreased 30.5%, and our net revenue per share decreased 1.5%, both of which were less than the threshold performance level. As a result, our NEOs did not vest in any restricted stock, nor were any cash bonuses paid. The CD&A above provides a general description of the terms of incentives payable under the Performance Based Rewards Plan and the terms of stock option grants and restricted stock awards under the LTIP.

Grants of Plan-Based Awards in 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)
E. Robinson McGraw	1/15/08	$ 133,250	$ 266,500	$533,000	5,000 —	7,500 22,500	(4) (5)	11,250 —	$ — 17.63	$ 198,338 59,850
Stuart R. Johnson	1/15/08	37,500	75,000	150,000	1,000 —	1,500 7,500	(4) (5)	2,250 —	$ — 17.63	39,668 19,950
R. Rick Hart	1/15/08	53,393	106,785	213,570	1,000 —	1,500 7,500	(4) (5)	2,250 —	$ — 17.63	39,668 19,950
C. Mitchell Waycaster	1/15/08	38,700	77,400	154,800	1,500 —	2,250 7,500	(4) (5)	3,375 —	$ — 17.63	59,501 19,950
Larry R. Mathews	1/15/08	35,850	71,700	143,400	1,000 —	1,500 7,500	(4) (5)	2,250 —	$ — 17.63	39,668 19,950

(1)

Reflects cash incentive payouts calculated under the Performance Based Rewards Plan. No cash incentives were actually paid with respect to our 2008 fiscal year, as indicated on the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Closing market price of a share of our common stock on the grant date.
(3)

Calculated in accordance with Statement 123R. The value of restricted stock awards listed in the table reflects the grant date fair value of restricted stock if the Superior performance level was satisfied.

(4)	Reflects restricted stock awards under our LTIP at the target level, all of which were forfeited.
(5)	Reflects stock option grants under our LTIP. Stock option grants are not subject to adjustment based on performance conditions but vest ratably over a three-year period.

Unexercised Options. The following table includes information about unexercised options held by our named executive officers at the end of the 2008 fiscal year. These options were granted under our LTIP, except for 39,243 options granted to Mr. Hart which we assumed in connection with our acquisition of Capital. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The NASDAQ Global Select Market. Options vest ratably over a three-year vesting period; vesting is accelerated in the event of a change in control.

Outstanding Equity Awards at December 31, 2008

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
E. Robinson McGraw	22,500	—		$8.47	1/1/11
	22,500	—		15.65	1/1/12
	22,500	—		18.77	1/1/13
	22,500	—		22.23	1/1/14
	22,500	—		22.77	1/1/15
	15,000	7,500	(1)	21.93	1/1/16
	7,500	15,000	(2)	30.63	1/1/17
	—	22,500	(3)	17.63	1/1/18

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Stuart R. Johnson and	7,875	—	$ 15.65	1/1/12
C. Mitchell Waycaster	7,875	—	18.77	1/1/13
	7,875	—	22.23	1/1/14
	7,875	—	22.77	1/1/15
	5,000	2,500(1)	21.93	1/1/16
	2,500	5,000(2)	30.63	1/1/17
	—	7,500(3)	17.63	1/1/18
R. Rick Hart	25,318	—	$ 8.95	2/3/14
	9,254	4,671(4)	15.21	5/30/16
	—	7,500(3)	17.63	1/1/18
Larry R. Mathews(5)	5,000	2,500(1)	$ 21.93	1/1/16
	2,500	5,000(2)	30.63	1/1/17
	—	7,500(3)	17.63	1/1/18

(1)	Options vested on January 1, 2009.
(2)	One-half of the options vested on January 1, 2009, and one-half vest on January 1, 2010.
(3)	One-third of the options vested on January 1, 2009, one-third vest on January 1, 2010, and one-third vest on January 1, 2011.
(4)	Options will vest on May 31, 2009, reflecting Mr. Hart’s vesting schedule under the Capital equity incentive plan, which we assumed in connection with our acquisition of Capital.
(5)

Mr. Mathews’ exercisable options remain exercisable during the 60-day period following his separation date, or until April 13, 2009; his unexercisable, or unvested options, were forfeited and cancelled as of his separation date.

Exercised Options. Only Mr. Mathews exercised stock options during our 2008 fiscal year. He realized an aggregate of $356,760 in value on the exercise of 36,000 options. The amount realized is based on the difference in the per share market value on the date of his exercise and the exercise price, which was $9.91 per share.

Pension and SERP Benefits. The following table includes information about benefits accrued under our tax-qualified pension plan and the SERPs in which only Mr. Hart participates. Benefit accruals under the Bank’s tax-qualified pension plan ceased as of December 31, 1996. As described above, Mr. McGraw and Mr. Johnson have satisfied the age and service conditions for early retirement. Mr. Hart and Mr. Mathews do not participate in the tax-qualified plan. We assumed the SERPs maintained by Capital for the benefit of Mr. Hart in connection with our acquisition of Capital. The CD&A above provides a general description of these plans.

Pension Benefits for 2008

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments in 2008 ($)
E. Robinson McGraw	Defined Benefit Pension Plan	23	(2)	$400,694	—
Stuart R. Johnson	Defined Benefit Pension Plan	20	(2)	162,113	—
C. Mitchell Waycaster	Defined Benefit Pension Plan	18	(2)	94,240	—
R. Rick Hart	Supplemental Executive Retirement Plans	5	(3)	686,579	—

(1)

Please refer to Note K, “Employee Benefits and Deferred Compensation,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the assumptions used in determining the accumulated benefit obligations.

(2)	Includes only service credited on or before December 31, 1996, which is taken into account for benefit accrual purposes.
(3)	Includes only service credited since August, 2003 when the SERPs were adopted.

Deferred Compensation. The following table includes information about the participation of our named executive officers in the two deferred compensation plans maintained by the Bank during our 2008 fiscal year, the terms of which are described in the CD&A.

Nonqualified Deferred Compensation for 2008

Name	Executive Contributions in 2008(1)	Company Contributions in 2008(2)	Aggregate Earnings in 2008(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2008(4)
E. Robinson McGraw	$ 17,800	$ 5,794	$ 24,835	$ —	$ 405,224

Stuart R. Johnson	17,308	—	14,349	—	231,704

R. Rick Hart	65,192	—	9,215	—	168,793

C. Mitchell Waycaster	625	—	2,831	—	46,280

Larry R. Mathews	21,577	—	2,535	—	112,055

(1)

The entire amount listed as each named executive officers’ contribution is included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column, as applicable, of the Summary Compensation Table.

(2)	Our contribution to Mr. McGraw’s account is included in the “All Other Compensation” column of the Summary Compensation Table.
(3)

Except for interest totaling $6,291 for Mr. McGraw, $3,388 for Mr. Johnson, $2,678 for Mr. Hart and $564 for Mr. Waycaster, all other interest on deferred compensation was earned at the market rate and all dividend equivalent units were credited to participants’ accounts at the same rate as dividends were paid on our common stock.

(4)

Amounts in this column include amounts reported as compensation in our Summary Compensation Table for 2006 and 2007. For Mr. McGraw, the amount includes $17,794 reported in 2006 and $23,594 reported in 2007. For Mr. Johnson, the amount includes $6,500 reported in 2006 and $11,539 reported in 2007. For Mr. Waycaster, the amount includes $600 reported in 2006 and $625 reported in 2007. For Mr. Mathews, the amount includes $23,200 reported in 2006 and $63,345 reported in 2007. For Mr. Hart, the amount includes $14,000 reported in 2007.

Potential Payments Upon Termination or Change in Control

The following narrative and table describes the compensation and benefits payable to each of our named executive officers in the event of retirement, disability, death, involuntary and voluntary termination of employment, and change in control. The narrative and table are based upon the terms of our employment agreements with Mr. McGraw and Mr. Hart, our change in control agreements with Mr. Johnson and Mr. Waycaster, each as in effect on December 31, 2008 and the terms of our benefit plans in place as of December 31, 2008. Since Mr. Mathews is no longer our employee, no information is provided with respect to compensation or benefits payable to him in the event of a termination of his employment or a change in control. The material terms of the Separation Agreement that we entered into with Mr. Mathews in connection with his resignation are set forth below.

We have neither described nor quantified below payments and benefits that are generally available to all employees upon the termination of employment, such as vested benefits payable from our tax-qualified pension and retirement plans, accrued but unpaid compensation and accrued vacation pay, and long-term disability benefits funded through group insurance. Also, amounts that are vested and are or may become payable notwithstanding the circumstances of an executive’s termination of employment, such as each executive’s balances under our deferred compensation plans and Mr. Hart’s accrued and vested benefits under his SERPs, are not described in the narrative or quantified in the table. A description of our deferred compensation plans and the SERPs is included in the CD&A above.

Restrictive Covenants. As consideration for the payments described below, Mr. McGraw and Mr. Hart are subject to certain restrictive covenants limiting their activities after termination. Generally, each executive may not solicit any of our officers, employees, customers or depositors and may not compete with us, in any capacity, after his termination in any location where we have an office on the date of termination. The length of the non-solicitation and non-competition period is two years for Mr. McGraw and one year for Mr. Hart.

Retirement. Generally, an executive “retires” when he voluntarily terminates his employment between ages 55 and 65. Except as provided below, we do not provide our executives with specific retirement payments or benefits:

•

Any vested options granted under our LTIP will remain exercisable during the one-year period following an executive’s retirement, which is defined in our LTIP as a termination of employment after an executive has attained age 55 and completed ten years of service;

•	If an executive retires during our fiscal year, a prorated portion of an executive’s target restricted stock award will vest upon his retirement;
•

For certain employees employed by the Company as of December 31, 2004, we provide continuation coverage under our group medical plan during retirement and we pay a portion of the premium; from among our NEOs, only Mr. McGraw and Mr. Johnson are eligible to receive this benefit; and

•

If an executive retires during our fiscal year, he will receive his annual cash bonus under our Performance Based Rewards Plan, prorated to reflect his period of service during the year in which his retirement occurs.

Only Mr. McGraw and Mr. Johnson have satisfied the Company’s retirement conditions. If Mr. McGraw retired on December 31, 2008, he would receive his annual cash bonus under the Performance Based Rewards Plan, and his restricted stock awards would vest, both based upon the Company’s actual performance during the 2008 fiscal year. In addition, he would receive retiree medical benefits with an annual value of $8,844. If Mr. Johnson had retired on December 31, 2008, he would also receive his annual cash bonus, and his restricted stock awards would vest, both based upon the Company’s actual performance during the 2008 fiscal year. He would also receive retiree medical benefits with an annual value of $5,901. As previously described in the CD&A, for 2008, no bonus was paid, and all restricted stock awards were forfeited.

Death and Disability. We provide for each of our named executive officers term life insurance coverage, the amount of which is in excess of the amounts we otherwise provide to our employees. We also provide additional insurance to Mr. Hart, which is funded through a split dollar life insurance arrangement that we assumed in connection with our acquisition of Capital.

In the event of death or disability, each executive will vest in a prorated portion of his target restricted stock grant, and any vested options will remain exercisable during the one-year period following his death or disability. Each executive will also receive his target award under our Performance Based Rewards Plan, prorated to reflect his actual service during the year in which his death or disability occurs, payable after the end of the Company’s fiscal year in which such death or disability occurs.

Under the SERPs we assumed in connection with our Capital acquisition, Mr. Hart vests in his maximum annual benefit upon his death, which is an aggregate of $155,000 payable annually for a period of 15 years. Under our employment agreement with Mr. Hart, any retention payments remaining to be paid vest and become payable following his death or disability.

Termination for Cause and Voluntary Termination. Under the arrangements we maintain with each of our executive officers, no benefits or payments vest or become payable upon an involuntary termination of employment for cause or voluntary termination, except as provided above in the event of retirement. We will pay or provide any benefits previously accrued and vested under our tax-qualified plans and our deferred compensation plans and any additional benefits required by law to be provided.

“Cause” has substantially the same definition in our employment agreements with Mr. McGraw and Mr. Hart. Generally, “cause” includes (1) the executive’s commission of willful misconduct materially injurious to us, (2) his indictment for a felony or a crime involving moral turpitude, (3) the willful breach of his applicable agreement that is not cured after notice, and (4) the willful failure to perform the duties of his position with the Company.

Constructive Termination and Involuntary Termination Without Cause. Under our employment agreement with Mr. McGraw, if he is involuntarily terminated without cause or in the event of his constructive termination, he will receive:

•	His base compensation for the remainder of his employment term, but not less than two times his annualized base compensation;
•	His target bonus;
•	Company premium contributions for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Code, commonly referred to as “COBRA”; and
•	Full vesting in the target number of shares of restricted stock awarded for the year of his termination, if any.

Mr. Hart will receive similar benefits under his employment agreement if he is involuntarily terminated without cause or in the event of his constructive termination:

•	His base compensation for the remainder of his employment term, but not less than his annualized base compensation;
•	His target bonus;
•	COBRA premiums for the continuation coverage period available to him and his eligible dependents;
•	Any remaining retention payments; and
•	Full vesting in the maximum benefit payable under his SERPs.

Under both Mr. McGraw’s and Mr. Hart’s employment agreements, the above payments must be made in two equal installments – one-half seven months after termination, and the other half six months thereafter. Their employment agreements also have the same definition of “constructive termination.” Generally, “constructive termination” includes (1) a reduction in the executive’s base compensation or his authority, duties or responsibilities, (2) our breach of the employment agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act), or (4) the relocation of the executive more than 30 miles from where he currently works.

As of December 31, 2008, Mr. Johnson and Mr. Waycaster were not entitled to cash severance or similar benefits in the event of an involuntary termination without cause or a constructive termination except in connection with a change in control. Under the terms of our LTIP, any vested options will remain exercisable for a period of not more than 60 days following such a termination and a prorated number of shares of restricted stock will vest.

Change in Control. Upon the occurrence of a change in control, any outstanding options granted under our LTIP vest and are immediately exercisable, and any transfer, vesting or performance requirements imposed upon restricted stock awards are deemed satisfied and lapsed at the superior performance level.

The payment of any additional change in control benefits generally requires a “double trigger,” which refers to both a termination of employment and the occurrence of a change in control. Although the various agreements with our named executives are not uniform, the term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. An executive’s employment must be involuntarily terminated without cause or on account of “good reason” (which is defined substantially the same as constructive termination):

•	During the 24-month period following a change in control, as to Mr. McGraw and Mr. Hart; and
•	During the 36-month period following a change, as to Mr. Johnson and Mr. Waycaster.

Under the terms of our employment agreements with Mr. McGraw and Mr. Hart, we provide the following payments and benefits:

•	299% of annualized base compensation and average bonus; and
•	Company premium contributions for the COBRA period.

Mr. Hart is also entitled to receive any remaining retention payments and full vesting of the maximum benefit payable under his SERPs.

Under Mr. McGraw’s employment agreement, he will receive a “gross-up” payment to compensate for any excess parachute payment excise tax imposed under Section 4999 of the Code on account of his change in control payments and benefits. We will pay to Mr. McGraw the principal amount of the excise tax, increased by the amount of any income or employment taxes due with respect to our excise tax payment. Mr. Hart’s employment agreement does not include a gross up provision. Instead, we will pay all of his change in control amounts and benefits only if their aggregate value, after deduction for all taxes, has a materially greater aggregate value than the aggregate value of the payments and benefits reduced to the extent necessary to avoid the imposition of the excise tax.

Under the change in control agreements in place at December 31, 2008, Mr. Johnson and Mr. Waycaster will each receive a maximum of 299% of their respective annualized compensation and 299% of their average bonuses determined for the two calendar years preceding the change. This maximum payment will be prorated to reflect continuing employment following a change in control, and no payment will be due 36 months after the change occurs. If the value of all benefits and payment due in connection with a change in control are subject to the excise tax on excess parachute payments imposed under Section 4999 of the Code, the benefits and payments will be further reduced to the extent necessary to avoid the imposition of the tax. Effective January 1, 2009, we amended and restated our change in control agreements with Mr. Johnson and Mr. Waycaster. A footnote to the Termination and Change in Control Payments table below describes the payments that would be due to Mr. Johnson and Mr. Waycaster under the new agreements.

Separation Payments to Mr. Mathews

On February 17, 2009, Mr. Mathews resigned. In connection with his resignation, we entered into a Separation Agreement with Mr. Mathews. Under this agreement, Mr. Mathews executed a general waiver and release in favor of us and our affiliates. In consideration of his waiver and release, Mr. Mathews will receive the remainder of his 2009 base compensation (or approximately $211,000), his country club dues for the remainder of 2009 (which we anticipate will be approximately $4,900), and title to the Company-owned vehicle that he currently uses (which has a book value of approximately $4,000). We further agreed that the non-competition and non-solicitation covenants applicable to Mr. Mathews will terminate at the end of 2009. Finally, we released Mr. Mathews from any claims that we might have against him, except for, among others, claims arising from illegal action or from actions that would bar him from being indemnified under our Bylaws.

Termination and Change in Control Payments. The following table quantifies the termination and change in control payments described above. In each circumstance, we have assumed termination on December 31, 2008.

Termination and Change in Control Payments

	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination		Change in Control(1)
E. Robinson McGraw	Base Pay	—	—	—		1,225,900
	Bonus	266,500	266,500	—		114,158
	Stock Options(2)	—	—	—		—
	Restricted Stock(3)	127,725	127,725	—		—
	Benefit Continuation(4)	8,844	2,788	8,844		8,844
	Life Insurance(5)	—	1,000,000	—		—
	Death Benefit(6)	—	1,001,936	—		—

	Total	403,069	2,398,949	8,844		1,348,902

Stuart R. Johnson	Base Pay	—	—	—		747,500
	Bonus	75,000	75,000	—		32,184
	Stock Options(2)	—	—	—		—
	Restricted Stock(3)	25,545	25,545	—		—
	Benefit Continuation(4)	5,901	—	5,901		5,901
	Life Insurance(5)	—	600,000	—		—
	Death Benefit(6)	—	1,037,311	—		—

	Total	106,446	1,737,856	5,901	(7)	785,585	(8)

	Type of Payment	Disability	Death	Termination Without Cause/ Constructive Termination		Change in Control(1)
R. Rick Hart	Base Pay	—	—	—		1,064,291
	Bonus	106,785	106,785	—		45,612
	Stock Options(2)	—	—	—		8,502
	Restricted Stock(3)	25,545	25,545	—		—
	Benefit Continuation(4)	—	—	4,665		4,665
	SERPs(9)	—	67,362	67,362		67,362
	Retention Payments	554,700	554,700	554,700		554,700
	Life Insurance(5)	—	665,454	—		—

	Total	687,030	1,419,846	626,727		1,745,132

C. Mitchell Waycaster	Base Pay	—	—	—		771,420
	Bonus	77,400	77,400	—		35,044
	Stock Options(2)	—	—	—		—
	Restricted Stock(3)	38,318	38,318	—		—
	Benefit Continuation(4)	—	—	14,059		14,059
	Life Insurance(5)	—	645,000	—		—
	Death Benefit(6)	—	337,725	—		—

	Total	115,718	1,098,443	14,059	(7)	820,523	(8)

(1)	In each case, assumes that benefits and payments will not be reduced on account of the excise tax imposed under Section 4999 of the Code.
(2)

The closing sales price of our common stock on December 31, 2008 was $17.03. As to Mr. McGraw, Mr. Johnson and Mr. Waycaster, options vesting on account of their termination without cause or constructive termination and/or their termination in connection with a change in control would not be “in the money” as of December 31, 2008.

(3)	Represents the difference between the target award and actual restricted stock award, valued as of December 31, 2008.
(4)

As to Messrs. McGraw and Johnson, represents the annualized value of his retiree medical benefits, which are provided until his death; as to Messrs. Hart and Waycaster, represents the annualized value of medical coverage provided during the COBRA continuation period. The amount in the “Death” and “Disability” columns as to Mr. McGraw, and the “Disability” column as to Mr. Johnson, represent the benefit continuation payments due to them (and to Mr. McGraw’s spouse upon his death) under our pension plan because they have satisfied the retirement conditions under that plan.

(5)

Represents the death benefits provided under our executive term group life insurance plan; as to Mr. Hart, also includes the value of the death benefit provided under his split dollar life insurance arrangement.

(6)

Represents the preretirement death benefit provided under our deferred compensation plan, but does not include deferred compensation account balances accrued after January 1, 2007, which are also payable in the event of death.

(7)

Effective January 1, 2009, we adopted a Severance Pay Plan in which Mr. Johnson and Mr. Waycaster are participants. Under the plan, if Mr. Johnson’s or Mr. Waycaster’s employment is involuntarily terminated without “cause” (which is defined in the plan), he is entitled to receive a severance payment equal to 26 weeks of his base compensation on the date of termination and COBRA continuation premium payments for six months. If the plan was in effect as of December 31, 2008, and Mr. Johnson’s employment was terminated without cause on that date, he would have received a severance payment equal to $125,000 and $2,950, representing the annualized value of the COBRA continuation premium payments. For Mr. Waycaster, he would have received $129,000 as severance, and $7,030, representing the annualized value of the COBRA continuation premium payments.

(8)

We amended and restated our change in control agreements with Mr. Johnson and Mr. Waycaster, effective as of January 1, 2009. Under the new agreements, which are substantially the same, if Mr. Johnson’s or Mr. Waycaster’s employment is involuntarily terminated without “cause” or he terminates his employment for “good reason” within the 24-month period following a “change in control,” then he is entitled to receive:

•	A severance payment equal to two times the sum of his annualized base compensation and average bonus for the two full years preceding such change;
•	Company premium payments for the COBRA continuation period; and
•	Full vesting in his incentive awards, assuming that all performance measures have been satisfied.

The severance is payable in a lump sum promptly after termination (or six months thereafter if necessary to comply with Code Section 409A and applicable regulations promulgated thereunder). “Cause,” “change in control” and “good reason” are each defined in the change in control agreement. These new agreements contain two-year non-solicitation and non-competition provisions similar to the provisions described above with respect to Mr. McGraw and Mr. Hart.

(9)

Represents the difference in the maximum annual benefit and the annual benefit in which Mr. Hart was vested as of December  31, 2008. The benefit is payable in 15 annual installments commencing at age 65 or death.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assertion on the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2008 with management. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the audited financial statements of the Company with U.S. generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by Auditing Standards No., AU §380), as amended. In addition, the committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, has discussed with the independent registered public accountants, the auditors’ independence from management and the Company, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent registered public accountants the overall scope and plans for their respective audits. The committee meets with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 12 meetings during 2008.

In reliance upon the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

Frank B. Brooks, Chairman	Marshall H. Dickerson
John T. Foy	Harold B. Jeffreys
Theodore S. Moll	J. Larry Young

March 4, 2009

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Who are our independent registered public accountants?

The audit committee has appointed Horne, LLP to serve as our independent registered public accountants for the 2009 fiscal year. A representative of Horne, LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. The audit committee also appointed Horne, LLP to serve as our independent registered public accountants to audit our financial statements for the years ended December 31, 2008 and 2007.

What fees were paid to the independent registered public accountants in 2008 and 2007?

Fees related to services performed for us by Horne LLP in fiscal years 2008 and 2007 are as follows:

	2008	2007
Audit Fees (1)	$ 526,585	$ 512,760
Audit-Related Fees (2)	6,750	84,000
Tax Fees	—	—
All Other Fees	—	—

Total	$537,335	$596,760

(1)

Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily included regulatory filings and other required procedures.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to the engagement of the independent registered public accountants with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2008 and 2007, none of the fees listed under Audit-Related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSALS

What are the voting procedures?

Shares represented by your proxy will be voted in accordance with your instructions at the annual meeting. If you return a paper proxy card signed but without any voting instructions, the proxy holders will vote your proxy (1) “FOR” the nominees listed for director below and (2) “FOR” the ratification of Horne, LLP as our independent registered public accountants for 2009. If for any reason one or more of the nominees is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the board.

Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of Horne, LLP as our independent registered public accountants.

You are entitled to one vote for each share held.

Proposal No. 1 – Election of Six Class 1 Directors

The six Class 1 directors elected at our annual meeting will serve a three-year term, or until the 2012 annual meeting. The board has nominated for election as Class 1 directors:

•	George H. Booth
•	Frank B. Brooks
•	Albert J. Dale, III
•	John T. Foy
•	T. Michael Glenn
•	Jack C. Johnson

Each nominee presently serves as a member of our board, and biographical information about them is set forth above in the “Board of Directors” section under the question “How many directors serve on the board, and who are the current directors?”

Our board of directors unanimously recommends a vote “FOR” the election of each of the six nominees for

Class 1 director to the board of directors.

Proposal No. 2 – Ratification of the appointment of Horne, LLP as our independent registered public accountants for 2009.

We are asking our shareholders to ratify the selection of Horne, LLP as our independent registered public accountants for 2009. Although current law, rules, and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain, and supervise our independent auditor, we view the selection of the independent auditor as an important matter of shareholder concern and thus are submitting the selection of Horne, LLP for ratification by shareholders as a matter of good corporate practice.

If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain Horne, LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

Our board of directors unanimously recommends a vote “FOR” the ratification of Horne, LLP as the independent register public accountants.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Proposals for Inclusion in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2010 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2010 annual meeting is held within 30 days of April 21, 2010, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804, no later than the close of business on November 6, 2009, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2010 Annual Meeting

For any shareholder proposal to be presented in connection with the 2010 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of a director to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our By-laws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804 not less than

90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain information specified in our By-laws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our By-laws, based upon the meeting date of April 21, 2009 for the 2009 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2010 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 22, 2009 and not later than the close of business on January 21, 2010.

The advance notice provisions in our By-laws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804.

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. Requests should be mailed to John S. Oxford, Vice President and Director of External Affairs, 209 Troy Street, Tupelo, Mississippi 38804. You may also access our Annual Report on Form 10-K on our Internet website, www.renasant.com.

By Order of the Board of Directors

/s/ E. Robinson McGraw

E. Robinson McGraw
Chairman of the Board, President and Chief Executive Officer

REVOCABLE PROXY

RENASANT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2009

1:30 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The person(s) signing this proxy card hereby appoints William M. Beasley, Marshall Dickerson, Richard L. Heyer, Jr., J. Niles McNeel, Michael D. Shmerling and H. Joe Trulove, and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Stockholders of Renasant Corporation to be held on Tuesday, April 21, 2009 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi, 38804, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS AND TO RATIFY HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS AND A VOTE “FOR” THE RATIFICATION OF HORN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AS LISTED IN PROPOSAL NO. 2 ON THIS PROXY CARD.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on April 21, 2009:

Renasant’s 2009 proxy statement, proxy card, 2008 Summary Annual Report and its Annual Report on

Form 10-K for the year ended December 31, 2008 are available at https://www.cfpproxy.com/5439.

Please mark as	Revocable Proxy
Indicated in this	Renasant Corporation
example

(1)	To elect six Class 1 directors for a three-year term expiring in 2012:

[        ] FOR ALL NOMINEES

[        ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[        ] FOR ALL EXCEPT (See instructions below)

NOMINEES:

o	George H. Booth, II
o	Frank B. Brooks
o	Albert J. Dale, III
o	John T. Foy
o	T. Michael Glenn
o	Jack C. Johnson

INSTRUCTIONS: To withhold authority to vote for any individual nominee in this Proposal, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.

(2) To ratify the appointment of Horne, LLP as our independent registered accounting firm for 2009.

[        ] FOR

[        ] AGAINST

[        ] ABSTAIN

(3) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Mark here to enroll in our Electronic Access Program and to acknowledge receipt of the “Important Notice Regarding Electronic Access to Stockholder Meeting Documents” enclosed with the proxy materials.	[	]

Mark here if you plan to attend the meeting	[	]

Mark here for address change and note change	[	]

Please be sure to date and sign this proxy card in the box below.

Stockholder sign above	Co-holder (if any) sign above	Date

Detach above card, date, sign and mail in postage paid envelope provided.

RENASANT CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give full title.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.